Exhibit 10.73

                               AMENDMENT NUMBER 2

                                       TO

                        LUND INTERNATIONAL HOLDINGS, INC.

                  1992 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         WHEREAS, the Board of Directors at its meeting on February 21, 2001, approved and adopted the following amendments to the Lund International Holdings, Inc. 1992 Non-Employee Director Stock Option Plan (the "Plan"), subject to approval by the stockholders of the Company;

         NOW, THEREFORE, subject to such approval, the Plan is hereby amended as follows:

1. Section 5 is hereby amended to include a third paragraph to read in its entirety as follows: "Further, any person who becomes a Participant subsequent to the Effective Date may be granted additional options to purchase Shares semi-annually during each calendar year of the Plan at the discretion of the Board of Directors."

2.       Section 15 is hereby amended to read in its entirety as follows:
         "Unless the Plan shall have been discontinued as provided in Section 14 hereof, the Plan shall terminate on May 31, 2012. No option may be granted after such date, but termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any option granted prior to such termination."

3. In all other respects the Plan shall remain in full force and effect, without modification or amendment.

4. The Company may, at its option, restate the Plan, incorporating the foregoing amendments.